Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. REPORTS RECORD
THIRD QUARTER OPERATING RESULTS
AND RECORD BACKLOG LEVEL
HOUSTON, TX — November 8, 2006 — Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced record results for the third quarter and first nine months of fiscal 2006, and reported a further increase in quarter-end contract backlog.
Continuing Operations (Construction) — Third Quarter ended September 30, 2006 Compared to 2005
•	Construction revenues rose 12% to $68.7 million, from $61.2 million;

•	Gross margins improved to 11.5% from 11.3%;

•	Pre-tax income increased by 30% to $5.4 million, from $4.1 million;

•	Net income from continuing operations increased 30% to $3.5 million, from $2.7 million;

•	Diluted earnings per share rose to $0.30, from $0.28 in the prior year, despite a 22% increase in the weighted average number of diluted shares outstanding, resulting from the Company’s January 2006 public offering.
Continuing Operations (Construction) — First Nine Months of 2006 Compared to 2005
•	Construction revenues rose 17% to $185.2 million, from $157.8 million;

•	Gross margins improved to 11.8% from 10.3%;

•	Pre-tax income increased by 78% to $14.7 million, from $8.3 million;

•	Net income from continuing operations increased 78% to $9.7 million, from $5.5 million;

•	Diluted earnings per share increased to $0.84, from $0.58 in the prior year, despite the increase in the number of diluted shares outstanding.
Consolidated Results — Third Quarter 2006 Compared to 2005
Consolidated net income was $3.6 million ($0.31 per diluted share), compared with $2.8 million ($0.29 per diluted share) in the third quarter of 2005. The consolidated results include net income from discontinued operations of $0.1 million in each period, reflecting the results of the Company’s distribution business, Steel City Products, LLC, which was sold on October 27, 2006.
Consolidated Results — First Nine Months of 2006 Compared to 2005
Consolidated net income was $10.2 million ($0.88 per diluted share), compared with $6.0 million ($0.64 per diluted share) in the first nine months of 2005. Net income from discontinued operations was $0.4 million compared with $0.5 million last year.
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Sterling Construction Company News Release November 8, 2006	Page 2
Commenting on Construction results, Joe Harper, Sterling’s President and Chief Operating Officer, said, “Third quarter results reflected a 12% revenue increase compared with last year, producing our strongest revenue quarter ever. This was achieved despite higher than average rainfall in Houston, whereas last year’s third quarter was drier than normal in that market. Also, delays in starting certain contracts, due to factors outside our control, continued to adversely affect results, but these were largely resolved by the end of the third quarter.. Gross margins continued to run ahead of last year, reflecting the greater efficiencies derived from our growing backlog, larger equipment fleet and increased number of work crews, together with the effect of contract incentive awards. Third quarter results reflect a pre-tax benefit of approximately $600,000 from incentive awards, bringing the year-to-date total to $1.0 million. In the first nine months of last year, no significant incentive awards were reported.”
Sterling’s Chief Financial Officer, Maarten Hemsley, noted that, at the end of the third quarter, stockholders’ equity had increased to $87.3 million compared with $48.6 million at the beginning of the year. The Company’s January 2006 public offering raised approximately $27.5 million, net of expenses, of which $8.5 million was used to prepay 12% debt, and $9 million has been utilized to date for capital expenditure projects to expand the Company’s construction capabilities. This is in addition to almost $16 million spent year-to-date for replacement equipment and for organic growth requirements.
Mr. Hemsley also pointed out, “Although the results reflect a full income tax charge, the Company’s tax loss carryforwards continue to shelter most income from federal taxes.”
Pat Manning, Sterling’s Chairman and CEO, said, “The Company’s backlog of construction contracts at September 30th reached a record $418 million, an increase of 12% over the start of the quarter, in spite of the increased rate at which backlog was converted to revenues, and backlog was 36% higher than at the start of the year. In the first nine months of 2006, we won about $313 million in new contracts.”
2006 Guidance
In light of the continued strong performance, including the year-to-date 17% increase in revenues and 78% improvement in net income, Mr. Manning said that the Company is confirming its prior Construction revenue guidance for 2006 of $245 to $260 million. Inclusive of year-to-date incentive awards and with better visibility about those anticipated in the fourth quarter, management expects to achieve the high end of its prior earnings guidance (which did not reflect any unearned incentive awards). Management previously forecast income from continuing operations of between $16.0 and $19.0 million, and net income from continuing operations in the $10.5 to $12.5 million range.
With average diluted shares outstanding for the full year expected to be 11.7 million, diluted earnings per share for 2006 would be in the range of $0.90 to $1.07.
Management cautioned that these expectations are subject to unforeseen circumstances, especially the impact of adverse weather conditions, and any delays in projects due to factors outside the Company’s control.

Sterling Construction Company News Release November 8, 2006	Page 3
2007 Expectations
Looking at the longer term, Mr. Manning said, “With backlog at a record level, the continued strong bidding climate, and opportunities in our existing Texas markets, we believe that we will see an organic revenue growth rate in 2007 at or above the 2006 level.” Sterling plans to issue its guidance for 2007 during January.
Mr. Manning continued, “In recent quarters we have undertaken due diligence reviews of a number of acquisition candidates, both within Texas and elsewhere, but in all cases found them lacking in one or more ways. While we continue to consider acquisition opportunities, we will maintain our focus on maximizing the Company’s internal growth.”
Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.
To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, stockholders and prospective stockholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5% because such an accumulation could, under current tax laws, adversely affect the utilization of tax loss carryforwards.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including the risk that an apparent low bid may not result in a confirmed contract if, on further analysis, the owner determines that the Company was not actually the low bidder or if the owner decides not to proceed with the contract, overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, and including also those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of all such risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.
Conference Call
Sterling’s management will hold a conference call to discuss third quarter results and recent corporate developments, at 9:00 am ET/ 8:00 am CT on November 8th. Participating in the call will be President and COO, Joe Harper, Chairman and CEO, Pat Manning, and CFO, Maarten Hemsley. Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.
To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days. We suggest listeners use Microsoft Explorer as their web browser for this purpose.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman, 212-836-9609
Joseph Harper, 281-821-9091	Lena Cati, 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com
(See Accompanying Tables)

Sterling Construction News Release November 8, 2006	Page 4
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$68,743	$61,163	$185,233	$157,805
Cost of revenues	60,865	54,261	163,358	141,541

Gross profit	7,878	6,902	21,875	16,264
General and administrative expenses	2,866	2,416	8,175	6,986
Other income	89	6	247	215
Interest income	329	28	993	60
Interest expense	76	394	190	1,258

Income from continuing operations before income taxes	5,354	4,126	14,750	8,295
Income taxes	1,809	1,403	5,027	2,820

Net income from continuing operations	3,545	2,723	9,723	5,475

Income from discontinued operations, net of income taxes of $45, $37, $290 and $268, respectively	65	57	444	532

Net income	$3,610	$2,780	$10,167	$6,007

Basic net income per share:
Net income from continuing operations	$0.33	$0.35	$0.93	$0.72
Net income from discontinued operations	$0.01	$0.01	$0.04	$0.07

Net income per share	$0.34	$0.36	$0.97	$0.79

Weighted average number of shares outstanding used in computing basic per share amounts	10,779,232	7,801,717	10,455,301	7,638,261

Diluted net income per share:
Net income from continuing operations	$0.30	$0.28	$0.84	$0.58
Net income from discontinued operations	$0.01	$0.01	$0.04	$0.06

Net income per share	$0.31	$0.29	$0.88	$0.64

Weighted average number of shares outstanding used in computing diluted per share amounts	11,793,285	9,704,822	11,639,830	9,467,306

Sterling Construction News Release November 8, 2006	Page 5
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
ASSETS	2006	2005

Current assets:
Cash and cash equivalents	$18,996	$22,267
Short-term investments, available for sale	22,585	—
Contracts receivable	53,198	34,912
Costs and estimated earnings in excess of billings on uncompleted contracts	3,299	2,199
Deferred tax asset	4,743	4,224
Assets of discontinued operations held for sale	8,158	8,969
Other	1,326	1,056

Total current assets	112,305	73,627
Property and equipment, net	45,795	27,271
Goodwill	12,735	12,735
Deferred tax asset, net	—	4,288
Other assets	458	534

	13,193	17,557

Total assets	$171,293	$118,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,478	$20,416
Billings in excess of costs and estimated earnings on uncompleted contracts	20,412	13,635
Short-term debt, related parties	—	8,449
Current maturities of long term obligations	123	123
Liabilities of discontinued operations held for sale	7,162	8,385
Other accrued expenses	6,761	4,265

Total current liabilities	53,936	55,273
Long-term obligations:
Long-term debt	28,000	13,788
Deferred tax liability	1,325	—
Other long-term obligations	689	782

	30,014	14,570
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares, none issued	—	—
Common stock, par value $0.01 per share; authorized 14,000,000 shares, 10,796,148 and 8,165,123 shares issued	108	82
Additional paid-in capital	111,361	82,823
Accumulated deficit	(24,126)	(34,293)

Total stockholders’ equity	87,343	48,612

Total liabilities and stockholders’ equity	$171,293	$118,455